Exhibit 10.8

January 18, 2023

BEL FUSE INC
206 VAN VORST ST
JERSEY CITY, NJ 07302-4421

Attn:	Marc Pryor, Farouq Tuweiq
Email:	Marc.pryor@belf.com; Farouq.Tuweiq@belf.com

From:	Matthew Gelles
Phone:	215-585-1434

Reference:	MX_356673
UTI:	AD6GFRVSDT01YPT1CS68MX356673

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Interest Rate Swap transaction (the "Transaction") entered into between BEL FUSE INC ("COUNTERPARTY") and PNC Bank, National Association ("PNC") on the Trade Date specified below.

1.

The definitions and provisions contained in the 2021 ISDA Interest Rate Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and this Confirmation, this Confirmation will govern.

2.

This Confirmation constitutes a “Confirmation” as referred to in, and supplements, forms part of and is subject to, that certain ISDA Master Agreement and related Schedule between COUNTERPARTY and PNC, dated as of November 10, 2021 (as amended, modified, supplemented, renewed or restated from time to time, the "ISDA Master Agreement"). All provisions contained in or incorporated by reference in the ISDA Master Agreement shall supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and the ISDA Master Agreement shall govern this Confirmation and the Transaction evidenced hereby (except as expressly modified below). In the event of any inconsistency between the provisions of the ISDA Master Agreement and this Confirmation, this Confirmation will govern for purposes of the Transaction.

3.	Each party represents to the other party that:
(a)

It is acting for its own account as principal, and it has made its own independent decisions to enter into the ISDA Master Agreement and the Transaction and as to whether the ISDA Master Agreement and the Transaction each is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary to permit it to evaluate the merits and risks of the ISDA Master Agreement and the Transaction. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the ISDA Master Agreement or the Transaction; it being understood that information and explanations related to the terms and conditions of the ISDA Master Agreement or the Transaction shall not be considered investment advice or a recommendation to enter into the ISDA Master Agreement or the Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the ISDA Master Agreement or the Transaction.

(b)

It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the ISDA Master Agreement and the Transaction. It is also capable of assuming, and assumes, the risks of the ISDA Master Agreement and the Transaction.

	(c)	The other party is not acting as a fiduciary for or an adviser to it in respect of the ISDA Master Agreement or the Transaction.
	(d)	It is an “eligible contract participant”, as that term is defined in Section 1a(18) of the Commodity Exchange Act and applicable regulations there under.
4.

Counterparty represents to PNC that Counterparty has entered into the Transaction for purposes of hedging against exposure from one or more cash market financial products (including, but not limited to, loans, bonds, mortgages, notes or money market instruments) that reference the same Floating Rate Option as set forth below; in connection with a line of its business; and not for the purpose of speculation.

5.	The terms of the Transaction to which this Confirmation relates are as follows:
	Type Of Transaction:	Interest Rate Swap
	Notional Amount:	USD 30,000,000.00
	Trade Date:	January 18, 2023
	Effective Date:	January 31, 2023
	Termination Date:	August 31, 2026, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Amounts:
Fixed Amount Payer:	COUNTERPARTY
Fixed Amount Payer Period End Dates:

The initial Calculation Period will be from and including the Effective Date to but excluding February 28, 2023. Thereafter, from and including the last day of each month to but excluding the last day of the following month. With the final Calculation Period being from and including July 31, 2026, to but excluding the Termination Date. Each calculation period subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Amount Payer Payment Dates:

The initial payment will commence on February 28, 2023, and thereafter on the last day of each month, and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate:	1.334%
Fixed Rate Day Count Fraction:	Actual/360
Business Days:	New York and U.S. Government Securities Business Days

Floating Amounts:
Floating Amount Payer:	PNC
Floating Amount Payer Period End Dates:

The initial Calculation Period will be from and including the Effective Date to but excluding February 28, 2023. Thereafter, from and including the last day of each month to but excluding the last day of the following month. With the final Calculation Period being from and including July 31, 2026, to but excluding the Termination Date. Each calculation period subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Amount Payer Payment Dates:

The initial payment will commence on February 28, 2023, and thereafter on the last day of each month, and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Reset Dates:	The last day of each Floating Rate Calculation Period, subject to adjustment in accordance with the Preceding Business Day Convention.
Floating Rate Option:	USD-SOFR; Where in no event shall Floating Rate Option be below -0.1%.
Spread:	0.10%
Floating Rate Day Count Fraction:	Actual/360
Method of Averaging:	Averaging with Lookback
Lookback:	Five (5) Applicable Business Days
Applicable Business Days:	New York and U.S. Government Securities Business Days
Business Days:	New York and U.S. Government Securities Business Days

General Terms:
Calculation Agent:	As set forth by the ISDA Master Agreement.
Acknowledgement of Related Termination and Agreement:

In connection with this Transaction, reference is made to that certain Confirmation dated December 6, 2021 between COUNTERPARTY and PNC regarding a Transaction with reference number MX_306526, a Trade Date of December 6, 2021, and Effective Date of December 31, 2021, and a Termination Date of August 31, 2026 (“Prior Confirmation”).  COUNTERPARTY and PNC have agreed, effective January 18, 2023, to amend the Termination Date defined on the Prior Confirmation to be January 31, 2023 (the “Amendment”).  The Amendment will result in a value payable to COUNTERPARTY by PNC.  At the request of COUNTERPARTY, PNC has agreed to apply the value to this Transaction by way of a decrease to the Fixed Rate.

Jury Waiver:

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE ISDA MASTER AGREEMENT, ANY CREDIT SUPPORT DOCUMENT, THIS CONFIRMATION OR THE TRANSACTION EVIDENCED HEREBY.

Governing Law:	The Transaction shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law doctrine.
Execution in Counterparts:

This Confirmation may be executed in counterparts, each of which shall be an original and both of which when taken together shall constitute the same agreement. Transmission by facsimile, e-mail or other form of electronic transmission of an executed counterpart of this Confirmation shall be deemed to constitute due and sufficient delivery of such counterpart.

Electronic Records and Signatures:

It is agreed by the parties that the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity and enforceability as a signature affixed by hand or the use of a paper-based record keeping system (as the case may be) to the extent and as provided for in any applicable law.

Periodic Interest Rate Swap Payment
Pay by Automatic Debit or Credit

I hereby Authorize PNC Bank to deposit or withdraw any amounts owed to me or by me by initiating credit or debit entries to my account at the Financial Institution indicated below. Further, I authorize my Financial Institution to accept and to credit or debit any entries initiated by PNC Bank to my account. In the event that PNC Bank deposits funds erroneously into my account, I authorize PNC Bank to debit my account for an amount not to exceed the original amount of the credit.

Bank Name:
ABA:
Account #:
Checking or Savings:

This authorization is to remain in full force and effect until PNC Bank and/or my Financial Institution has received written notice from me of its termination in such time and in such manner as to afford PNC Bank and/or my Financial Institution a reasonable opportunity to act on it.

Please confirm that the foregoing correctly sets forth the terms of our agreement concerning the transaction by signing this Confirmation where indicated below and returning a signed copy to Matthew Close either by email (derivatives.operations@pnc.com) or fax (1-855-568-4533) or by overnight delivery (c/o PNC Investment Operations 249 Fifth Avenue, P1-POPP-11-A, Pittsburgh, PA 15222, Attn: Matthew Close). By signing below, COUNTERPARTY acknowledges that it has consented to receive this Confirmation via electronic mail.

Please retain a signed copy of this Confirmation for your records. Should you have any questions, please call Matthew Close at 412-237-0532.
Yours Sincerely,	Accepted and agreed as of the date first above written:
PNC BANK, NATIONAL ASSOCIATION	BEL FUSE INC
/s/ Brandon A. Mayo	By:	/s/ Marc Pryor
Brandon A. Mayo AVP	Name:	Marc Pryor
PNC Bank, National Association	Title:	Corporate Treasurer

	By:	/s/ Farouq Tuweiq
	Name:	Farouq Tuweiq
	Title:	CFO